EXHIBIT 5

                             [Letterhead of Baker & Botts, L.L.P.]

                                                                  April 22, 1998

Innovative Valve Technologies, Inc.
2 Northpoint Drive, Suite 300
Houston, Texas 77060

Gentlemen:

               As set forth in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on April 2, 1998 (the "Registration Statement") by Innovative Valve Technologies, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to 5,000,000 shares of common stock, par value $.001 per share, of the Company, including the rights to purchase Series A Junior Participating Preferred Stock associated therewith ("Common Stock"), $50,000,000 aggregate principal amount of Convertible Subordinated Debt Securities ("Convertible Debt Securities") and the shares of Common Stock issuable on conversion thereof (the "Conversion Shares") to be issued and sold by the Company from time to time pursuant to Rule 415 under the Act, certain legal matters in connection with the aforementioned securities are being passed on for the Company by us.

               In our capacity as counsel for the Company, we have examined the Registration Statement, the Certificate of Incorporation and Bylaws of the Company, each as amended to date, the form of Indenture to be entered into by the Company and a bank or trust company, as trustee (the "Trustee"), relating to the Convertible Debt Securities and filed as an exhibit to the Registration Statement (the "Form of Indenture"), and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed.

               In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; and (ii) the Convertible Debt Securities and Common Stock will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any appropriate prospectus supplement.

               On the basis of and subject to the foregoing, we are of the opinion that:

               1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.
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               2. With respect to the shares of Common Stock, when (i) the Board of Directors of the Company or, to the extent permitted by Section
        141(c) of the General Corporation Law of the State of Delaware, a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the "Board"), has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock and related matters and (ii) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable agreement and plan of reorganization or definitive purchase or similar agreement approved by the Board on payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, the shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

               3. With respect to the Convertible Debt Securities of any series, when (i) the Board has taken all necessary corporate action to approve the execution and delivery of an indenture in substantially the form of the Form of Indenture (an "Indenture") and the issuance of and the terms of the offering of the Convertible Debt Securities of that series and related matters, (ii) an Indenture has been duly executed and delivered by the Company and the Trustee or a successor Trustee, (iii) the Trustee or a successor trustee has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iv) forms of securities complying with the applicable terms of the Indenture and representing the Convertible Debt Securities of that series have been duly executed and delivered by the Company and authenticated by the Trustee or its duly appointed agent in the form approved by the Board and in accordance with the Indenture and the applicable agreement and plan of reorganization or definitive purchase or similar agreement on payment of the consideration therefor provided for therein, the Convertible Debt Securities of that series will be duly authorized, validly issued, and constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as such enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing.

               4. The Conversion Shares have been duly authorized and reserved for issuance on conversion of the Convertible Debt Securities of any series and when (i) the Convertible Debt Securities of that series have been issued in compliance with clauses (i) through (iv) of the preceding paragraph and (ii) certificates representing the Conversion Shares have been duly executed, countersigned, registered and delivered in accordance with the terms of the Convertible Debt Securities of that series and the Indenture on conversion of the Convertible
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Innovative Valve Technologies, Inc.         -3-                   April 22, 1998


        Debt Securities of that series, the Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable.

               The opinion set forth above is limited in all respects to matters of the laws of the States of New York and Texas, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, to the extent applicable.

               We hereby consent to the filing of this opinion of counsel as
Exhibit 5 to the Registration Statement. We also consent to the reference to our name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                                   Very truly yours,

                                                   BAKER & BOTTS, L.L.P.